Exhibit 10.32
OHIO VALLEY GAS CORPORATION
LONG-TERM TRANSPORTATION SERVICE CONTRACT
FOR REDELIVERY OF NATURAL GAS
THIS CONTRACT, made and entered into this 20th day of March 2007 by and between OHIO VALLEY GAS CORPORATION, an Indiana corporation, its successors and assigns (hereinafter called “Company”), and CARDINAL ETHANOL, LLC, an Indiana corporation, its successors and assigns (hereinafter called Customer).
WITNESSETH:
In consideration of the mutual covenants and agreements as set forth herein, the parties hereto covenant and agree as follows:
ARTICLE I — GAS TO BE REDELIVERED
Company agrees to receive, transport and redeliver natural gas to Customer per the terms and conditions set forth herein, and in accordance with any and all orders of the Indiana Utility Regulatory Commission (“Commission”). Customer agrees to accept redelivery of such gas from Company and to pay Company, as set forth in Article V hereof, for such services as related to the following quantities of natural gas:
a.	All of the natural gas requirements of Customer up to a maximum of 100,000 therms per purchase gas day, and;

b.	Customer’s estimated annual natural gas requirements of 34,000,000 therms.
Customer shall make written application to Company for service in excess of the quantities set forth above, and such application shall require written approval by Company in accordance with its ability to provide such additional service without detriment to its other customers.
Company has no contractual obligation to provide natural gas to Customer from Company’s system supply, nor is Company contractually committed to pay interstate pipeline charges of any kind (demand, capacity, reservation, commodity, etc.) related to Customer’s natural gas supply.
Customer agrees to provide Company with sufficient documentation, including, but not limited to transportation arrangements and its source(s) of natural gas supply, and other information needed to permit prior verification and approval of the following:
c.
Customer has met all applicable regulatory requirements and has the means (including, but not limited to third party arrangements) for delivering said gas (of specified quality, quantity, pressure, etc.) to the agreed on Company receipt point(s); and,

d.	Customer has the means (including, but not limited to third pasty arrangements) for receiving and accepting said gas at the agreed to Company delivery point(s).
Company may require reasonable assurances from Customer that the natural gas supply will physically flow to Company’s designated receipt point(s) on a timely and uninterrupted basis.

ARTICLE II — TWENTY-FOUR (24) HOUR PURCHASE GAS DAY
Purchase gas day shall be defined as that continuous twenty four (24) hour period commencing at 9:00 am. Central Clock Time each day, and continuing to 9:00 a.m. Central Clock Time the next day.
ARTICLE III — DELIVERY PRESSURE
Delivery pressure has been agreed to and shall be no less than 60 psig.
ARTICLE IV — REGULATORY APPROVAL
Prior to the initiation of service to Customer under this Contract, approval by the Commission will be sought and obtained by Company, and said Contract shall be subject to revocation, amendment or rescission by the Commission in accordance with applicable Indiana statutes, regulations and rules.
ARTICLE V — RATES AND CHARGES
For all gas received for and redelivered to Customer by Company, Customer agrees to pay Company in accordance with the rates and charges specified herein, and be subject to all applicable provisions and charges herein or as may be required by the Commission from time to time.

Throughput Rate:
For the first five (5) years (i.e. the first sixty (60) billing cycles) of the Term of Contract, $0.03138 per therm for all gas received, transported and redelivered to Customer’s meter, and for the ensuing five (5) years (i.e. the next sixty (60) billing cycles), $0.0138 increased by the compounded inflation rate over the first five (5) years of the Term of Contract as established and determined by the U.S. Consumer Price Index –All Urban Consumers (CPI-U) for Transportation (Series CUUR000SAT). In no case shall the throughput rate for any renewal contract period be less than the rate for the immediately preceding period.

Service Charge:
For the first five (5) years (i.e. the first sixty (60) billing cycles) of the Term of Contract, $750.00 per delivery meter per billing cycle per month., and for the ensuing five (5) years (i.e. the next sixty (60) billing cycles), $750.00 increased by the compounded inflation rate over the first five (5) years of the Term of Contract as established and determined by the U.S. Consumer Price Index – All Urban Consumers (CPI-U) for Transportation (Series CUUROOOSAT), In no case shall the monthly service charge for any renewal contract period be less than it was for the immediately preceding period.

Fuel Loss (Unaccounted-for-Gas) Charge: Company will retain 0.7% of the gas received at Company’s city gate to account for fuel loss within Company’s distribution system. The Throughput Rate will not apply to retained gas volumes.

ARTICLE VI — MINIMUM TRAN PORTATION SERVICES
The parties specifically acknowledge and agree that for Company to recover its significant investment in the additional physical plant necessary to receive, transport and redeliver natural gas to Customer, and to allow a fair return on said investment, the Throughput Rate, Service Charge, and Term of Contract (Article XX) set forth herein have been proposed by Company in good faith based on Customer’s projected use of natural gas, and more specifically Company’s redelivery (transportation) services for same, as Customer’s sole source of production fuel. It is further specifically agreed, by the parties hereto, that Customer shall, for a period of seven (7) years from the Contract Effective Date recorded herein, be subject to minimum annual throughput charges equal to the applicable throughput rate, as set forth in Article V hereof, times ninety percent (90%) of the Customer’s estimated annual natural gas requirements, as set forth in Article I hereof, plus minimum annual service charges equal to twelve (12) times the applicable monthly service charge as set forth in Article V hereof. There shall be an annual “true-up” on the anniversary of the Contract Effective Date at which time Customer shall be billed for any shortfall in the actual throughput volume (in therms), Such minimum charges shall be appropriately adjusted as (it) necessary to account for any failure on the part of the Company to provide the required redelivery (transportation) service. Should Customer, for whatever reason(s) unilaterally determine that the services provided by Company under this Contract should be terminated at any time within the first seven (7) years of the Contract, Customer shall immediately pay to Company minimum throughput and monthly service charges for the remainder of the take-or-pay period.
All receipt and redelivery of Customer’s natural gas shall be subject to Company’s General Rules and Regulations Applicable to Gas Service which are subject to periodic review and approval by the Commission, and are made a part of this Contract as if specifically set forth herein.
ARTICLE VII — MONTHLY BILL.
Company shall render bills to Customer, on or before the fifth (5th) business day of each month, for all gas delivered during the preceding month. Both parties shall have the right to examine, at reasonable times, the books and records to the extent necessary to verify the accuracy of any statement, charge, or computation made under or pursuant to any of the provisions herein.
ARTICLE VIII — CURTAILMENT
Company shall have the right to curtail or discontinue acceptance, transportation, or redelivery of natural gas under this Contract when:
a.	After notification by Company to not exceed its Daily Nomination, Customer exceeds its Daily Nomination;

b.	The interstate pipeline’s Electronic Bulletin Board (EBB) reports Customer’s supply quantity is less than as nominated to Company;

c.	Accident, breakage or other causes of disruption of natural gas delivery into the interstate pipeline system occur which preclude the delivery of Customer’s natural gas supply to Company; or,

d.	Accident, breakage or other causes of disruption of natural gas delivery to Customer on Company’s distribution system is beyond Company’s control.
Company will attempt to verify the EBB information with the interstate pipeline prior to invoking a curtailment at Customer’s meter. Company’s usage of EBB information shall be deemed reasonable by the parties hereto, and Company will not be liable for the accuracy of the information obtained from the EBB. Company will attempt to provide a minimum one (1) hour notice, either verbal, or written, of its intent to curtail or discontinue acceptance, transportation, or redelivery of natural gas.
Any natural gas that flows into Company’s city gate station for Customer shall be redelivered to Customer. Gas usage by Customer during a curtailment period in excess of the quantity allowed shall be considered Unauthorized Use and shall be subject to the Unauthorized Use Charge.
ARTICLE IX — UNAUTHORIZED USE CHARGE
If Customer fails to completely curtail its use of natural gas within one (1) hour of Company’s verbal or written notice, Customer shall be billed and agrees to pay a penalty of $3.00 per therm for all gas consumed during the curtailment period. Said penalty shall be in addition to all other applicable charges, including, but not limited to any interstate pipeline penalties.
ARTICLE X— OVERRUN SERVICE AND DAILY BALANCING CHARGE(S)
a.	Authorized Overrun
(1)	Each twenty-four (24) hour purchase gas day, Company will allow Customer an allowable tolerance on their Daily Nomination, without additional charge.

(2)
if the difference between Customer’s actual take for a twenty-four (24) hour purchase gas day, and its Daily Nomination, as on file with the Company’s gas supply department for the applicable twenty-four (24) hour purchase gas day, is not within the allowable tolerance, those quantities beyond the allowable tolerance, assuming no curtailment action has been imposed, shall be considered an Authorized Overrun and shall be subject to a Daily Balancing Charge.

b.	Daily Nominations

Customer agrees to provide Company with written Daily Nominations in a format acceptable to Company. All Daily Nominations are due in Company’s gas supply department by the 25th day of each calendar month for the upcoming month’s quantities, in therms, and shall be detailed by calendar day. All written changes to the Daily Nominations, when received in Company’s gas supply department by 12:00 p.m. Eastern Time on a scheduled Company working day, shall become effective the next twenty-four (24) hour purchase gas day, or such later twenty-four (24) hour purchase gas day specified by the Customer. All written changes to the Daily Nominations shall be in effect for the remaining calendar days of the applicable month. For the purpose of this Contract, facsimile transmissions or emails to Company’s gas supply department will be deemed written notice upon receipt by Company. Only those volumes applicable to Customer as shown on the interstate pipeline company’s Electronic Bulletin Board (EBB) will be recognized when billing Customer and determining Daily Balancing and Cash Out of Monthly Imbalance charges.

Customer agrees that it is the responsibility of Customer and its agent to ensure that the correct quantities of natural gas are properly nominated to the applicable receipt and delivery points utilized by Company. Company assumes no responsibility or liability for the accuracy of nominations by Customer.

c.	Allowable Tolerance
The allowable tolerance per each twenty-four (24) hour purchase gas day shall be five (5) percent of Customer’s applicable Daily Nomination on file with the Company.
d.	Daily Balancing Charge
Quantities of natural gas used that are not within the allowable tolerance of their Daily Nomination, shall be subject to a Daily Balancing Charge of $.025 per therm. The Daily Balancing Charge shall apply to quantities greater than and less than the allowable tolerance. The Daily Balancing Charge shall be applied daily and there will be no netting of daily imbalances.
e.	Unauthorized Overrun
(1)
If Customer has been informed by Company to stay within its Daily Nomination (plus allowable tolerance), and then uses a quantity of natural gas which is greater than its Daily Nomination (plus allowable tolerance) without prior written or verbal approval of Company, the excess shall constitute an Unauthorized Overrun and Customer shall pay Company a penalty of $3.00 per therm for all natural gas used in excess of the Daily Nomination (plus allowable tolerance) for the applicable twenty-four (24) hour purchase gas day. This penalty shall be in addition to all other applicable charges, including, but not limited to any interstate pipeline penalties.

(2)
The payment of a penalty for unauthorized overrun shall not, under any circumstances, be considered as giving Customer the right to take unauthorized overruns. Further, such payment shall not be considered a substitute for any other remedies available to Company or any of Company’s other customers for failure to respect its obligation to adhere to the provisions of this Contract.

(3)	Company shall have the right, without obligation, to waive the penalty for any unauthorized overrun, provided Company’s other customers or its pipeline operations were not adversely affected.

(4)
Company shall waive any penalty for an unauthorized overrun when such overrun occurred due to circumstances beyond the control of Customer due to emergency conditions on Company’s facilities; or when such overrun is due to accident or breakage of pipelines, machinery, or equipment of the Customer if such overrun does not result in penalties being imposed on Company by the interstate pipeline. However, Customer shall promptly take such action as may be necessary to repair or remedy any such situation and shall furnish Company satisfactory evidence that such accident or breakage was not due to Customer’s negligent action or inaction.

ARTICLE XI — CASHOUT OF MONTHLY IMBALANCE
Customer is purchasing its natural gas supply from a third party, and said supply shall be subject to net aggregate monthly imbalance cashout provisions. At the end of each billing month, Company will determine the imbalance by comparing net receipts for Customer at its designated receipt point(s) to actual redeliveries to Customer as measured through Company’s meter at Customer’s location. The net aggregate imbalance percentage will be determined by dividing the actual net imbalance by the net quantity delivered to Customer during the billing cycle month.
Monthly Under-Delivery (Positive Imbalance) Charge: If Customer has a net aggregate monthly imbalance such that the total quantity of gas received by Company during the billing month is less than the total quantity of gas redelivered to Customer by Company, Customer shall be billed (on its monthly billing) for net aggregate monthly imbalance charges according to the following table:

Net Aggregate	Percentage of
Monthly	Company City
Imbalance	Gate Station
> 0% not > 2-1/2%	100%
> 2-1/2 % not > 5%	110%
> 5% not >7-112%	120%
>7-1/2% not >10%	130%
>10% not >12-1/2%	140%
>12-1/2%	150%
Monthly Over-Delivery (Negative Imbalance) Charge: If Customer has a net aggregate monthly imbalance such that the total quantity of gas received by Company during the billing month is greater than the total quantity of gas redelivered to Customer by Company, Customer shall be credited (on its monthly billing) for net aggregate monthly imbalance charges according to the following table. If the credit is greater than the total monthly billing, excess credit shall be applied to subsequent billing cycles, Company will not refund any monies to the Customer due to negative imbalance unless the credit exceeds the expected combined billings for the next two billing cycles.

Net Aggregate	Percentage of OVGC City
Monthly Imbalance Percentage	Gate Station Average Price**
> 0% not > 2-1/2%	100%
> 2-1/2 % not > 5%	90%
>5% not > 7-1/2%	80%
>7-1/2% not >10%	70%
>10% not >12-1/2%	60%
>12-1/2%	50%

**	City Gate Station Average Price: Company’s average gas cost (demand and commodity) per therm, based on gas purchases for the applicable month.
ARTICLE XII — REIMBURSEMENT OF PIPELINE PENALTIES
Customer shall reimburse Company for all interstate pipeline penalties and charges incurred as a result of Customer’s actions or inactions under this Contract.
ARTICLE XIII — SPECIAL CONSIDERATIONS
Customer shall provide access to a telephone line (a dedicated line provided at Customer’s expense) at the metering location thereby allowing for remote contact with the metering equipment for purposes of obtaining meter readings, flow information, etc. by either Company or Customer. Customer shall also provide 110-120 volt electric service (fused at 15 amps) to the metering location to facilitate the electronic metering equipment.
ARTICLE XIV LATE PAYMENT CHARGE
Company will assess a Late Payment Charge of three (3) percent on all amounts not paid on or before the due date of any bill. Any payments received by Company after the due date shall be subject to the Late Payment Charge.
ARTICLE XV— COLLECTION CHARGE
A Collection Charge of $50.00 shall be assessed should it become necessary to send an employee or other agent to the Customer’s premises to collect a past due account.
ARTICLE XVI — RETURNED CHECK CHARGE
A Returned Check Charge of $30.00, plus any bank charges incurred by Company, shall be assessed for any payment, including a direct debit transaction, returned unpaid by a financial institution.

ARTICLE XVII — RECONNECTION CHARGE
To recover the cost of discontinuance and reestablishment of service for the same Customer at the same service address, a Reconnection Charge will be assessed which is the greater of either $1,000.00 or the product of the monthly service charge multiplied by the number of billing cycle months during which service was discontinued, up to a maximum of twelve (12) billing cycle months. This charge must be paid before service is restored. If the disconnected period exceeds one (1) year, Company may waive the reconnection fee, provided that disconnection was not for violation of Company’s or Commission’s rules and regulations.
ARTICLE XVIII — ACCESS TO MEASURING EQUIPMENT AND RECORDS
Customer shall have the right to be present at any installation, reading, cleaning, repairing, changing, inspecting, calibrating or adjusting of measuring equipment used for deliveries to Customer. Customer shall have the right of free access to said equipment for the purpose of determining the rate at which gas is being delivered. The records from such measuring equipment shall remain the property of the Company. Upon request, Company will submit to Customer copies of such records, together with calculations therefrom, for inspection and verification, subject to return within ten (10) days after receipt. Company shall maintain and preserve, for a period of at least three (3) years, all test data and other similar records applicable to said measuring equipment.
ARTICLE XIX — TESTING OF COMPANY’S MEASURING EQUIPMENT
Testing of Company’s measuring equipment for accuracy shall, at a minimum, conform in manner, occasion, frequency, and method to the Commission’s Rules, Regulations and Standards of Service for Gas Public Utilities in Indiana.
ARTICLE XX • TERM OF CONTRACT
This Contract shall remain in full force and effect for an initial term of ten (10) years from the Contract Effective Date recorded herein, said period being known as the Term of Contract. The Contract Effective Date as set forth below is defined as the earlier of the date on which Customer begins commercial operations which is currently expected to he August 1, 2008, or the actual date on which service under this Contract commences. Customer, or its lawfully authorized representative, shall provide verified notice of commencement of operations in accordance with the general notice language (Article XXI) contained in this Agreement.
Either party may terminate this Contract by giving written notice to the other party not less than one hundred twenty (120) days prior to the expiration of the initial term or any of the succeeding one (1) year terms. This written notice is to be sent by certified mail, express mail or fax, provided however that notice shall not be effective until received by the noticed party. Provided neither party terminates this Contract as provided herein, the Contract shall automatically renew for a series of not more than three (3) consecutive one (1) year periods, with indexed and agreed upon increases in the throughput rate and monthly service charge.
Contract Effective Date: The earlier of August 1, 2008, or the date on which service under this Contract commences.

ARTICLE XXI — NOTICES

Notices to Company shall be addressed to	Ohio Valley Gas Corporation
Attn: General Manager
P.O. Box 469
Winchester, Indiana 47394-0469.

Notices to Customer shall be addressed to:	Cardinal Ethanol, LLC
Attn: General Manager
2 OMCO Square, Suite 201
PO Box 501
Winchester, IN 47394
Either party may change its address under this Article by written notice to the other party, Notices shall be deemed given upon receipt by the noticed party.
ARTICLE XXII — CANCELLATION OF PRIOR CONTRACT(S)
This Contract shall supersede any and all previous contracts, written correspondence or understandings, if any, between the parties hereto as same may relate to the transportation redelivery of natural gas by Company to Customer,
IN WITNESS WHEREOF, the parties hereto have caused this contract to be executed, in duplicate, by its duly authorized company officers.

Executed 3/20/07	OHIO VALLEY GAS CORPORATION (COMPANY)
(DATE)

/s/ (illegible) Company Witness	By:	R.L. Loyd R.L. Loyd, Vice President & General Manager

Executed 3/20/07	CARDINAL ETHANOL, LLC (CUSTOMER)
(DATE)

/s/ (illegible) Company Witness	By:	/s/ Troy A. Prescott Troy A. Prescott, President